 Exhibit (l)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information in this Post-Effective Amendment No. 16 to the Registration Statement (Form N-2 File No. 333-212323) and related Statement of Additional Information of CION Ares Diversified Credit Fund for the registration of shares of beneficial interests of Class U (CADXX).

We also consent to the incorporation by reference therein of our report dated December 27, 2018 with respect to the financial statements and financial highlights of CION Ares Diversified Credit Fund for the fiscal year ended October 31, 2018 included in the Annual Report (Form N-CSR) for 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 27, 2019